UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2014

JAMMIN JAVA CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52161 (Commission File Number)	264204714 (IRS Employer Identification No.)

4730 Tejon St., Denver, Colorado 80211
(Address of principal executive offices and Zip Code)

323-556-0746
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective April 24, 2014, Jammin Java Corp. (the “Company”, “we” or “us”), entered into a Subscription Agreement (the “Subscription Agreement”) with Mother Parkers Tea & Coffee Inc. (“Mother Parkers”).  Pursuant to the Subscription Agreement, Mother Parkers purchased 7,333,529 units from the Company, each consisting of (a) one (1) share of the Company’s common stock, $0.001 par value per share (the “Shares”); and (b) one (1) warrant to purchase one share of the Company’s common stock (the “Warrants” and collectively with the Shares, the “Units”) at a price per Unit equal to the fifty day weighted-average price per share of the Company’s common stock on the OTCQB market, for the fifty trading days ending March 7, 2014 (the date the parties first discussed the transactions contemplated by the Subscription Agreement), which was $0.3409 (the “Per Unit Price”). The total purchase price paid for the Units was $2,500,000.

Pursuant to the Subscription Agreement, we provided Mother Parkers a right of first refusal for a period of two (2) years following the date of the Subscription Agreement, to purchase up to 10% of any securities (common stock, options or warrants exercisable for common stock) we propose to offer and sell in a public or private equity offering (the “ROFO Securities”), exercisable for 48 hours from the time we provide Mother Parkers notice of such proposed sale of ROFO Securities (subject where applicable to Mother Parkers meeting any prerequisites to participation in the offering). The right of first refusal does not apply to the issuance of (a) shares of common stock or options to employees, officers, directors or consultants of the Company in consideration for services, (b) securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the Subscription Agreement, (c) securities issued pursuant to acquisitions or strategic transactions approved by the directors of the Company, provided that any such issuance shall provide to the Company additional benefits in addition to the investment of funds and, for the avoidance of doubt, shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital, and (d) any debt securities (other than any debt securities exchangeable for or convertible into shares of common stock). The right of first refusal is not assignable and expires upon the first to occur of two (2) years following the date of the Subscription Agreement and the date Mother Parkers enters into or takes certain bankruptcy related actions.

The Warrants have an exercise price equal to 150% of the Per Unit Price ($0.51135 per share), a term of three years and prohibit Mother Parkers from exercising such Warrants to the extent such exercise would result in the beneficial ownership of more than 9.99% of the Company’s common stock, subject to Mother Parkers right to waive such limitation with 61 days prior written notice.

The above summary of the material terms and conditions of the Subscription Agreement and Warrants are qualified in their entirety by reference to the actual terms and conditions of the Subscription Agreement which is filed as Exhibit 10.1 hereto and the Warrant Agreement dated April 24, 2014 which is filed as Exhibit 10.2 hereto, and each are incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

As described above under “Item 1.01 Entry Into a Material Definitive Agreement”, on April 24, 2014 we sold 7,333,529 Units (each consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.51135 per share) to Mother Parkers for total consideration of $2,500,000.

The Company claims an exemption from registration provided by Section 4(2) and Rule 506 of the Securities Act of 1933, as amended (the “Act”), for the issuance, because, among other things, the transaction did not involve a public offering, the investor was an “accredited investor”, the investor had access to information about the Company and its investment, the investor took the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities. None of these securities may be re-offered or resold absent either registration of the securities under the Act or the availability of an exemption from the registration requirements of the Act.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1*	Subscription Agreement - $2.5 million in Units – Mother Parkers Tea & Coffee, Inc. (April 24, 2014)
10.2*	Common Stock Purchase Warrant (7,333,529 warrants) – Mother Parkers Tea & Coffee, Inc. (April 24, 2014)
99.1**	Press Release dated April 30, 2014

* Filed herewith.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jammin Java Corp.

Date: April 29, 2014	By:	/s/ Anh Tran
Anh Tran
President

EXHIBIT INDEX

10.1*	Subscription Agreement - $2.5 million in Units – Mother Parkers Tea & Coffee, Inc. (April 24, 2014)
10.2*	Common Stock Purchase Warrant (7,333,529 warrants) – Mother Parkers Tea & Coffee, Inc. (April 24, 2014)
99.1**	Press Release dated April 30, 2014

* Filed herewith.

** Furnished herewith.